Exhibit 23.2

Consent of Independent Auditors

The Board of Directors

One Stop Systems, Inc.:

We consent to the use in this Registration Statement on Form S-1 of our report dated November 9, 2017 relating to the financial statements of Mission Technology Group, Inc. dba Magma (the “Company”) as of and for the year ended December 31, 2015, and the period from January 1, 2016 through July 15, 2016, which report included an emphasis paragraph regarding the acquisition of the Company by One Stop Systems, Inc., appearing in the Prospectus, which is part of this Registration Statement.

/s/ Haskell & White LLP

HASKELL & WHITE LLP

Irvine, California

December 15, 2017